Exhibit 99.2

Summary of Final Terms for Passarello Compensation

COMPENSATION

Position	Vice President of Finance
Term of Employment	At will employment. Employment may be terminated by Joseph J. Passarello or Therma-Wave, Inc. (“the Company”) at any time.
Salary	$235,000 base salary.
Bonus	Eligible to earn a bonus up to 35% of base salary based on achievement by the Company of certain corporate performance goals and Mr. Passarello’s achievement of certain individual goals.
Stock Options:
Number of Shares	Option for 150,000 shares (with a maximum term of 10 years) with an expected grant date on or about May 5, 2005.
Vesting Schedule	Vests at a rate of 25% annually over 4 years, with a 1 year cliff.
Benefits	Mr. Passarello will be eligible to participate in the Company’s employee benefits plans, policies and arrangements applicable to other executive officers including: 401(k) plan, medical, dental, vision and life and disability insurance.

Time-Off	Mr. Passarello will receive paid time off in accordance with Company policy for other senior executive officers.
Car Allowance	$900 per month
Severance	If Mr. Passarello’s employment is terminated without cause or, by Mr. Passarello for good reason, or as a result of Mr. Passarello’s disability and he provides an execution of a full release of claims, Mr. Passarello shall receive 6 months severance pay.

Change of Control	If Mr. Passarello’s employment is terminated without cause or, by Mr. Passarello for good reason, or as a result of Mr. Passarello’s disability, any time within 6 months following a sale of the Company, or if there is no equivalent position in the new Company, Mr. Passarello shall receive 12 months severance pay.

Mr. Passarello shall receive immediate vesting of all of his stock options if his employment is terminated, or he is assigned to a lesser position, within six months of a Change of Control.

COMPENSATION

Indemnification	Mr. Passarello shall be provided indemnification on terms no less favorable than that provided to any other Company executive officer or director, including, if applicable, appropriate directors and officers insurance.